Exhibit 99.1

Contacts:

Raymond Jones	Katie Curnutte

Investor Relations	Public Relations

206-470-7137	206-757-2785

ir@zillow.com	press@zillow.com

ZILLOW, INC. REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2014

RESULTS; ANNOUNCES DATE TO CLOSE TRULIA ACQUISITION

•	Record quarterly Revenue of $92.3 million, up 58% over fourth quarter 2013.

•	Record Real Estate Revenue of $70.8 million led by record Premier Agent advertiser Revenue, up 73% over fourth quarter 2013.

•	Acquisition of Trulia is expected to close as early as February 17.

SEATTLE – February 13, 2015 – Zillow, Inc. (NASDAQ:Z), the leading real estate and home-related marketplace, today announced financial results for the quarter and full year ended December 31, 2014. In addition, Zillow announced it expects to close the previously announced acquisition of Trulia, Inc. as early as February 17, 2015, following notification from the Federal Trade Commission that it has closed its investigation.

“Simply stated, 2014 was a remarkable year for Zillow with record revenue, record mobile usage and record Premier Agent advertiser revenue,” said Spencer Rascoff, Zillow CEO. “And we expect to close the acquisition of Trulia as early as February 17.”

Fourth Quarter 2014 Financial Highlights

•	Revenue increased 58% to a record $92.3 million from $58.3 million in the fourth quarter of 2013.

•	Marketplace Revenue increased 69% to a record $78.2 million from $46.2 million in the fourth quarter of 2013.

•	Real Estate Revenue grew 73% to a record $70.8 million from $40.9 million in the fourth quarter of 2013. Premier Agent revenue grew 76% year over year.

•	Mortgages Revenue grew 38% to a record $7.4 million from $5.3 million in the fourth quarter of 2013.

•	Display Revenue increased 17% to $14.1 million from $12.1 million in the fourth quarter of 2013.

•	Basic and diluted GAAP net loss per share was $0.27 in the fourth quarter of 2014 compared to basic and diluted GAAP earnings per share of $0.07 and $0.06, respectively, in the same period last year. The fourth quarter of 2014 results include the impact of approximately $0.20 on basic and diluted GAAP net loss per share from acquisition-related costs due to the company’s acquisition of Trulia, Inc.

•	Basic and diluted non-GAAP net income per share was $0.26 and $0.24, respectively, in the fourth quarter of 2014 compared to basic and diluted non-GAAP net income per share of $0.21 and $0.19, respectively, in the same period last year. Basic and diluted non-GAAP net income per share excludes share-based compensation expense, acquisition-related costs, impairment of certain acquired intangible assets and the 2013 income tax benefit.

•	GAAP net loss was $10.9 million in the fourth quarter of 2014 compared to GAAP net income of $2.7 million in the same period last year. The fourth quarter of 2014 results include the impact of $8.1 million of acquisition-related costs due to the company’s acquisition of Trulia, Inc.

•	Adjusted EBITDA was a record $20.0 million in the fourth quarter of 2014, or 22% of revenue, which was an increase from $15.4 million in the fourth quarter of 2013, or 26% of revenue.

Full Year 2014 Financial Highlights

•	Revenue increased 65% to a record $325.9 million from $197.5 million in 2013.

•	Marketplace Revenue increased 73% to a record $267.2 million from $154.7 million in 2013.

•	Real Estate Revenue grew 80% to a record $239.0 million from $132.9 million in 2013.

•	Mortgages Revenue grew 29% to a record $28.2 million from $21.8 million in 2013.

•	Display Revenue increased 37% to a record $58.7 million from $42.8 million in 2013.

•	Basic and diluted GAAP net loss per share was $1.09 in 2014 compared to basic and diluted GAAP net loss per share of $0.35 in 2013. The 2014 results include the impact of approximately $0.54 on basic and diluted GAAP net loss per share from acquisition-related costs, primarily due to the company’s acquisition of Trulia, Inc.

•	Basic and diluted non-GAAP net income per share was $0.38 and $0.35, respectively, in 2014 compared to basic and diluted non-GAAP net income per share of $0.20 and $0.18, respectively, in 2013.

•	Due primarily to planned increases in advertising expenses and acquisition-related costs due to the company’s acquisition of Trulia, Inc., GAAP net loss was $43.6 million in 2014, compared to GAAP net loss of $12.5 million in 2013. The 2014 results include the impact of $21.5 million from acquisition-related costs due to the company’s acquisition of Trulia, Inc.

•	Adjusted EBITDA was a record $49.8 million in 2014, or 15% of revenue, which compares to $30.1 million in 2013, or 15% of revenue.

Operating and Business Highlights

•	Zillow’s audience continues to grow substantially, extending the company’s category leadership. Average monthly unique users during the three months ended December 31, 2014 were nearly 77 million, up 41% year-over-year. For additional information, see “Key Growth Drivers” below.

•	During the fourth quarter of 2014, visits to Zillow via a mobile device increased 57% year-over-year, and in December 2014, 420 million homes were viewed on Zillow via a mobile device, which equates to 157 homes per second. Nearly two-thirds of Zillow’s visits come from a mobile device; on weekends it’s more than 70%.

•	Premier Agent advertisers spent a record amount with Zillow in the fourth quarter of 2014. Premier Agent revenue reached an annualized run rate of more than $268 million in the quarter, compared to a $157 million run-rate at this time last year. Zillow added 1,428 net new Premier Agent advertisers in the fourth quarter for a total of 62,305 as of December 31, 2014, with average revenue per advertiser reaching a record $359, up from $271 in the same period last year. Premier Agent advertisers who have been on the platform more than 12 months spent 59% more in the fourth quarter this year than a year ago. In the fourth quarter, 60% of Premier Agent bookings came from existing agents buying more impressions.

•	Zillow Mortgages continues to grow remarkably in the face of challenging trends across the mortgage industry. While the Mortgage Bankers Association reported a year-over-year decline in total originations of 39%[1], Zillow Mortgages saw loan requests grow 66% year over year to approximately 7.4 million during the fourth quarter. The vast majority of these requests were for purchase loans, which also include Zillow pre-approval submissions. As of the end of the fourth quarter, consumers have submitted over 125,000 lender reviews to Zillow Mortgages.

•	Zillow’s New York City marketplace, StreetEasy, achieved record annual revenue for 2014 resulting from significant annual growth in mobile and Web traffic, listings page views, and contacts delivered to brokers.

•	In 2014, Zillow created more new partnerships across the real estate industry than in any prior year.

•	The Zillow Partnership Platform more than doubled the amount of participating MLSs in 2014, accounting for an additional 300,000 listings coming directly to Zillow.

•	Zillow Pro for Brokers added 3,800 new brokers to the program, bringing more than 100,000 listings to Zillow during the year.

•	In January 2015, the company announced the Zillow Data Dashboard, a new listing management and reporting platform that puts increased control of listings in the hands of MLS members and brokers. Zillow expects to directly connect with a total of 1.6 million for-sale-by-agent listings by April 2015.

•	Zillow Tech Connect added 45 new technology solutions in 2014 for the agents and brokers who use Zillow to manage their contacts.

•	In January, Zillow kicked off “Zillow’s Housing Roadmap to 2016,” a national tour to explore the housing issues Americans face in their neighborhoods and communities, and how they affect the

[1]	Source: Mortgage Bankers Association Mortgage Finance Forecast as of January 2015.

nation as a whole. The tour kicked off in Washington, D.C. and included an online fireside chat with Secretary of Housing and Urban Development Julian Castro moderated by Zillow Chief Economist Stan Humphries.

Quarterly Conference Call

Zillow, Inc. will not host a fourth quarter and full year 2014 earnings conference call. However, Zillow management will host a conference call to discuss the close of the Trulia, Inc. acquisition on February 18, 2015, the day after the expected close of the acquisition. The call will begin at 6 a.m. Pacific Time (9 a.m. Eastern Time), and it will also be webcast live. The live webcast of the conference call will be available on the investor relations section of Zillow, Inc.’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 61427387. Callers outside the United States may dial 443-863-7921 with conference ID# 61427387. Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Zillow, Inc.’s website at http://investors.zillow.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our expectations related to the closing of the acquisition of Trulia, Inc. and the number of for-sale-by-agent listings we expect to directly receive through the Zillow Data Dashboard in 2015. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those described in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments, including our proposed acquisition of Trulia, Inc.; Zillow’s ability to maintain and effectively manage an adequate rate of growth; Zillow’s ability to maintain or establish relationships with listings and data providers; the impact of the real estate industry on Zillow’s business; Zillow’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow’s ability to increase awareness of the Zillow brand; Zillow’s ability to attract consumers to Zillow’s mobile applications and websites; Zillow’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow’s network infrastructure and content delivery processes; and Zillow’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Additional Information and Where to Find It

In connection with the proposed acquisition of Trulia, Inc. (the “Proposed Transaction”), a new holding company, Zebra Holdco, Inc. (“Holdco”), filed a Registration Statement on Form S-4 with the SEC (the “Registration/Joint Proxy Statement”), which includes a registration statement and final prospectus with respect to Holdco’s shares to be issued in the Proposed Transaction and a definitive joint proxy statement of Zillow and Trulia, Inc. with respect to the Proposed Transaction. The Registration/Joint Proxy Statement was declared effective by the SEC on November 17, 2014. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION/JOINT PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders can obtain free copies of the Registration /Joint Proxy Statement at the SEC’s website at www.sec.gov. Copies of the Registration/Joint Proxy Statement, and the filings that are incorporated by reference therein, may also be obtained, without charge, by contacting Zillow Investor Relations at (206) 470-7137 or by going to Zillow’s website, www.zillow.com, under the heading “Investors”. These documents may also be obtained, without charge, by contacting Trulia Investor Relations at (415) 400-7238 or going to Trulia’s website, www.trulia.com, under the tab “Investor Relations”.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA as well as non-GAAP net income per share, both of which are non-GAAP financial measures. We have provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and a reconciliation of net income, adjusted, to net income (loss), as reported on a GAAP basis, and the calculation of non-GAAP net income per share—basic and diluted, within this earnings release.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation expense;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect the impairment of certain acquired intangible assets;

•	Adjusted EBITDA does not reflect acquisition-related costs;

•	Adjusted EBITDA does not reflect the impact of income taxes; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

Our presentation of non-GAAP net income per share excludes the impact of share-based compensation expense, acquisition-related costs and the 2013 income tax benefit. This measure is not a key metric used by our management and board of directors to measure operating performance or otherwise manage the business. However, we provide non-GAAP net income per share as supplemental information to investors, as we believe the exclusion of share-based compensation expense, acquisition-related costs and the income tax benefit facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider these metrics in isolation or as substitutes for analysis of our results as reported under GAAP.

About Zillow, Inc.

Zillow, Inc. (NASDAQ: Z) operates the leading real estate and home-related marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full lifecycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming nearly 87 million monthly unique users in January 2015, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgages, Zillow Rentals, Zillow Digs®, Postlets®, Diverse Solutions®, Mortech®, HotPads®, StreetEasy® and Retsly ™. Zillow is headquartered in Seattle.

Please visit http://investors.zillow.com/, www.zillowblog.com, www.twitter.com/zillow, www.twitter.com/ZillowforPros, and www.facebook.com/zillow, where Zillow discloses information about the company, its financial information, and its business which may be deemed material.

The Zillow logo is available at http://zillow.mediaroom.com/logos.

Zillow.com, Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, HotPads and Digs are registered trademarks of Zillow, Inc. Retsly is a trademark of Zillow, Inc.

(ZFIN)

ZILLOW, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$125,765	$201,760
Short-term investments	246,829	93,531
Accounts receivable, net	18,684	15,234
Prepaid expenses and other current assets	10,059	4,987

Total current assets	401,337	315,512
Long-term investments	83,326	142,435
Property and equipment, net	41,600	27,408
Goodwill	96,352	93,213
Intangible assets, net	26,757	29,149
Other assets	358	346

Total assets	$649,730	$608,063

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,358	$4,724
Accrued expenses and other current liabilities	16,883	10,601
Accrued compensation and benefits	6,735	4,440
Deferred revenue	15,356	12,298
Deferred rent, current portion	864	546

Total current liabilities	49,196	32,609
Deferred rent, net of current portion	11,755	7,658
Shareholders’ equity:
Class A common stock	3	3
Class B common stock	1	1
Additional paid-in capital	716,506	651,913
Accumulated deficit	(127,731)	(84,121)

Total shareholders’ equity	588,779	567,796

Total liabilities and shareholders’ equity	$649,730	$608,063

ZILLOW, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue	$92,329	$58,348	$325,893	$197,545
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	8,825	5,270	29,461	18,810
Sales and marketing (2)	37,818	24,978	167,725	108,891
Technology and development (2)	28,256	14,649	86,406	48,498
General and administrative (2)	20,535	10,552	65,503	37,919
Acquisition-related costs	8,109	175	21,493	376

Total costs and expenses	103,543	55,624	370,588	214,494

Income (loss) from operations	(11,214)	2,724	(44,695)	(16,949)
Other income	317	145	1,085	385

Income (loss) before income taxes	(10,897)	2,869	(43,610)	(16,564)
Income tax benefit (expense)	—	(154)	—	4,111

Net income (loss)	$(10,897)	$2,715	$(43,610)	$(12,453)

Net income (loss) per share — basic	$(0.27)	$0.07	$(1.09)	$(0.35)
Net income (loss) per share — diluted	$(0.27)	$0.06	$(1.09)	$(0.35)
Weighted-average shares outstanding — basic	40,600	39,050	40,009	36,029
Weighted-average shares outstanding — diluted	40,600	42,116	40,009	36,029
(1) Amortization of website development costs and intangible assets included in technology and development	$8,374	$5,999	$29,487	$19,791
(2) Includes share-based compensation expense as follows:
Cost of revenue	$564	$213	$1,844	$737
Sales and marketing	2,434	1,094	7,320	10,969
Technology and development	3,852	1,607	11,681	4,660
General and administrative	3,059	2,141	13,240	7,070

Total	$9,909	$5,055	$34,085	$23,436

Other Financial Data:
Adjusted EBITDA (3)	$19,978	$15,397	$49,766	$30,117

(3)	See above for more information regarding our presentation of Adjusted EBITDA.

ZILLOW, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013
Operating activities
Net loss	$(43,610)	$(12,453)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,624	23,254
Share-based compensation expense	34,085	23,436
Release of valuation allowance on certain deferred tax assets	—	(4,111)
Loss on disposal of property and equipment	505	910
Bad debt expense	2,529	1,907
Deferred rent	4,415	400
Amortization of bond premium	3,506	624
Impairment of certain acquired intangible assets	3,259	—
Changes in operating assets and liabilities:
Accounts receivable	(5,979)	(7,571)
Prepaid expenses and other assets	(5,084)	(1,543)
Accounts payable	4,634	1,497
Accrued expenses	8,577	1,038
Deferred revenue	3,058	3,910

Net cash provided by operating activities	45,519	31,298
Investing activities
Proceeds from investment maturities	174,949	53,000
Purchases of investments	(272,644)	(236,147)
Purchases of property and equipment	(32,595)	(22,047)
Purchases of intangible assets	(11,647)	(3,925)
Acquisitions, net of cash acquired	(3,500)	(42,708)

Net cash used in investing activities	(145,437)	(251,827)
Financing activities
Proceeds from exercise of Class A common stock options	23,923	18,350
Proceeds from public offering, net of offering costs	—	253,899

Net cash provided by financing activities	23,923	272,249
Net increase (decrease) in cash and cash equivalents during period	(75,995)	51,720
Cash and cash equivalents at beginning of period	201,760	150,040

Cash and cash equivalents at end of period	$125,765	$201,760

Supplemental disclosures of cash flow information
Noncash transactions:
Capitalized share-based compensation	$6,585	$3,817
Write-off of fully depreciated property and equipment	$4,749	$3,697

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(10,897)	$2,715	$(43,610)	$(12,453)
Other income	(317)	(145)	(1,085)	(385)
Depreciation and amortization expense	9,915	7,443	35,624	23,254
Impairment of certain acquired intangible assets	3,259	—	3,259	—
Share-based compensation expense	9,909	5,055	34,085	23,436
Acquisition-related costs	8,109	175	21,493	376
Income tax (benefit) expense	—	154	—	(4,111)

Adjusted EBITDA	$19,978	$15,397	$49,766	$30,117

Non-GAAP Net Income per Share

The following table presents a reconciliation of net income, adjusted, to net income (loss), as reported on a GAAP basis, and the calculation of non-GAAP net income per share - basic and diluted, for each of the periods presented (in thousands, except per share data, unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss), as reported	$(10,897)	$2,715	$(43,610)	$(12,453)
Share-based compensation expense	9,909	5,055	34,085	23,436
Acquisition-related costs	8,109	175	21,493	376
Impairment of certain acquired intangible assets	3,259	—	3,259	—
Income tax (benefit) expense	—	154	—	(4,111)

Net income, adjusted	$10,380	$8,099	$15,227	$7,248

Non-GAAP net income (loss) per share - basic	$0.26	$0.21	$0.38	$0.20
Non-GAAP net income (loss) per share - diluted	$0.24	$0.19	$0.35	$0.18
Weighted-average shares outstanding - basic	40,600	39,050	40,009	36,029
Weighted-average shares outstanding - diluted	43,161	42,116	43,029	39,379

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Marketplace revenue:
Real estate	$70,807	$40,901	$239,039	$132,901
Mortgages	7,403	5,347	28,203	21,812

Total Marketplace revenue	78,210	46,248	267,242	154,713
Display revenue	14,119	12,100	58,651	42,832

Total revenue	$92,329	$58,348	$325,893	$197,545

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Percentage of Total Revenue:
Marketplace revenue:
Real estate	77%	70%	73%	67%
Mortgages	8%	9%	9%	11%

Total Marketplace revenue	85%	79%	82%	78%
Display revenue	15%	21%	18%	22%

Total revenue	100%	100%	100%	100%

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended December 31,			2013 to 2014
	2014		2013	% Change
	(in thousands)
Unique Users	76,713	*	54,358	41%

Unique users source: We measure unique users with Google Analytics. Beginning in September 2013, the reported monthly unique users reflect the effect of Zillow’s August 26, 2013 acquisition of StreetEasy, Inc.

*	For December 2014, the reported monthly unique user metric was estimated by Zillow based on historical trends by calculating the percentage change in monthly unique users from November 2013 to December 2013 and multiplying that percentage change by the reported November 2014 monthly unique users. Zillow transitioned to an upgraded version of the Google Analytics measurement service, Universal Analytics, in the month of December 2014 on both its mobile application and website platforms. As a result, Zillow is not able to provide an accurate count of the monthly unique users as reported by the service for December 2014.

	At December 31,		2013 to 2014
	2014	2013	% Change
Premier Agent Advertisers	62,305	48,314	29%